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                                                                       EXHIBIT 5


                                October 14, 1996



Board of Directors
Texas Instruments Incorporated
13500 North Central Expressway
Dallas, Texas 75265



          Re: Texas Instruments Incorporated
          Registration Statement (Form S-3, to be post-effectively amended on Form S-8)



Gentlemen:



     This opinion of counsel is given in connection with a Registration Statement (Form S-3, to be post-effectively amended on Form S-8) being filed by you with the Securities and Exchange Commission relating to 7,502,931 shares of common stock of Texas Instruments Incorporated ("TI") to be issued pursuant to awards granted under the Texas Instruments 1996 Long-Term Incentive Plan (the "Plan").



     As Vice President, Corporate Staff, Chief Corporate Counsel and Assistant Secretary of TI, I am familiar with all corporate action taken or expected to be taken with respect to the Plan and the common stock expected to be issued thereunder.



     I am pleased to advise that the 7,502,931 shares of Common Stock of TI, when issued and delivered in accordance with the terms of the Plan and applicable Delaware General Corporation Law, will be duly authorized and validly issued, fully paid and nonassessable.



     I hereby consent to the use of this opinion as an exhibit to the above-referenced Registration Statement.



                                            Sincerely,



                                            /s/  O. WAYNE COON
                                            -----------------------------------
                                            O. Wayne Coon
                                            Vice President, Corporate Staff,
                                            Chief Corporate Counsel and
                                            Assistant Secretary